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                                                                  EXHIBIT 10.14


                         SERVICES AND SUPPORT AGREEMENT


         THIS SERVICES AND SUPPORT AGREEMENT, dated as of September 29, 1997, by and between COAST DENTAL SERVICES, INC., a Delaware corporation ("CDS"), and COAST DENTAL SOUTHEAST, P.A., a Georgia professional association (the "Dental Practice Entity").

                                    RECITALS:

         WHEREAS, CDS is a company which provides facilities, equipment, administrative and business advice, services and support to entities engaged in the practice of dentistry;

         WHEREAS, the Dental Practice Entity desires to engage CDS to provide facilities equipment, administrative and business advice, and services and support so that the Dental Practice Entity can focus on furnishing high quality dental care to the general public through the services of the dentists(s) employed by the Dental Practice Entity (the "Dentists") at each separate location where the Dental Practice Entity operates ("Dental Centers");

         WHEREAS, the Dental Practice Entity and CDS mutually desire to enter into a relationship under the terms of this Agreement to assist the Dental Practice Entity as set forth herein;

         WHEREAS, the parties agree to any and all provisions of Georgia Statutes and regulations relating to the practice of Dentistry; and

         WHEREAS, the parties agree that the Dentists shall maintain complete care, custody and control over the practice of dentistry and all dental equipment being used for the provision of dental services;

         NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                   I. RESPONSIBILITIES AND OBLIGATIONS OF CDS

         1.1. General. CDS shall provide the Dental Practice Entity with comprehensive administrative and business services and support as set forth herein. The Dental Practice Entity hereby contracts with CDS and agrees that CDS shall have all power and authority reasonably necessary to carry out CDS's duties under this Agreement, subject to the requirements of the laws and regulations in the state of Georgia relating to the retention of control by dentists over the practice of dentistry and the equipment they use in their practice.

         1.2 Facilities and Equipment. The parties expressly agree that all equipment, office space, facilities, and materials provided by CDS to the Dental Practice Entity hereunder shall be provided to the Dental Practice Entity by CDS under an arrangement pursuant to which the Dental Practice Entity shall maintain complete care, custody, and control of the foregoing. Subject to the foregoing, CDS agrees to provide or arrange for on behalf of the Dental Practice Entity the offices, facilities, furnishings, equipment, and related services and, on an ongoing basis, shall provide for the maintenance and upkeep of the foregoing.
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         1.3      Personnel and Payroll. The parties expressly acknowledge and agree that the Dental Practice Entity shall exercise control over all decisions relating to office personnel and hours of practice. Subject to the foregoing, CDS will consult with and advise the Dental Practice Entity on the Dental Centers' staffing needs and on the hiring and employment of the Dental Centers' staff. CDS will employ all of the Dental Centers' staff, except for the Dentists and dental hygienists, if any, as required by the Dental Practice Entity. Additionally, CDS will be responsible for staff scheduling and for the performance of all payroll and payroll accounting functions in accordance with Dental Practice Entity's instructions. CDS will advise the Dental Practice Entity on the establishment of incentive and profit sharing plans for the Dental Centers' staff to reward individuals for contributing to increased productivity in the Dental Center.

         1.4 Business Systems, Procedures and Forms. In consultation with the Dental Practice Entity, CDS will recommend and implement where approved by the Dental Practice Entity standard business systems and procedures for the Center developed by CDS. CDS will provide training to the Centers' staff in the implementation of such systems and business procedures. CDS shall additionally provide the Dental Practice Entity with and train the Centers' staff in the use of standardized business forms. The Dental Practice Entity expressly acknowledges and agrees that it will have no property rights in the foregoing systems, procedures and forms, and further agrees that such systems, procedures, and forms will be deemed to constitute Confidential Information within the meaning of Section 2.7 hereof and subject to the restrictions on the use, appropriation, and reproduction of such Confidential Information provided for in
Section 2.7. Notwithstanding anything contained herein, it is understood that the Dentists are to make all judgments and have complete control regarding the care of patients, patient's records and the patient care procedures utilized therefor.

         1.5 Purchasing, Accounts Payable and Inventory Control. CDS will order all general business inventory and supplies required by each Dental Center. The inventory and supplies related to the actual practice of dentistry will also be ordered by CDS, but the actual type of inventory and supplies are to be approved by the Dental Practice Entity. CDS will be solely responsible for the Dental Practice Entity's accounts payable function.

         1.6 Information Systems and Accounting. In consultation with the Dental Practice Entity, CDS will establish, maintain, and train the Dental Centers' staff in the use of information to produce financial and operational information concerning the Dental Centers' business operations. CDS will analyze such information on an ongoing basis and consult with the Dental Practice Entity on enhancing the Dental Centers' productivity. CDS will provide or arrange for all accounting and bookkeeping services related to the Dental Centers' operations, provided that such services are incurred in the ordinary course of business.

         1.7 Legal Compliance and Services. CDS will be responsible for monitoring compliance with all rules, regulations and ordinances applicable to the Centers' business operations, and shall arrange for all legal services reasonably required by the Center, but excluding those necessitated by allegations related to the actual practice of dentistry or professional malpractice. The Dental Practice entity shall be fully responsible for ensuring compliance with all safe and reasonable dental practices and shall indemnify and hold harmless CDS for any and all liability, damages and claims associated with any incorrect or negligent dental practice or any violations of the Georgia Dentists and Dental Hygienists Statutes and Regulations.




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         1.8      Marketing. The parties expressly acknowledge and agree that the Dental Practice Entity shall exercise control over all policies and decisions relating to pricing, credit, refunds, warranties and advertising. Subject to the foregoing, and in accordance with applicable laws, regulations and ethical standards, in consultation with the Dental Practice Entity, CDS will assist in developing a marketing plan to promote the Dentist's professional services and, upon approval of the Dental Practice Entity, shall provide marketing support services to implement the same. Such marketing plan may include newspaper yellow pages, radio and television advertising, and direct marketing to employers, insurance companies, and other payors. Marketing support services include training the Dental Practice Entity's personnel concerning marketing techniques, providing written materials that may be used in marketing, and providing technical assistance to the Dental Practice Entity's personnel engaged in direct marketing efforts such as administrative support and assistance in contract negotiation and implementation. CDS shall not perform direct marketing to potential sources of business, but shall provide assistance to the Dental Practice Entity's personnel who perform any such direct marketing as set forth above. All marketing activities hereunder shall be conducted in compliance with all applicable laws and regulations governing advertising by the dental profession.

         1.9 Planning. CDS will provide advisory services to the Dental Practice Entity regarding the establishment of dental offices in new locations.

         1.10 Financial Services. CDS will be responsible for (i) assistance in billing and collection of Payments for all professional services rendered by the Dentist(s) or clinical staff to patients, with all such billing and collecting to be done for the Dental Practice Entity; (ii) receiving payments from patients, insurance companies and all other third party payors; (iii) taking possession of and endorsing in the name of the Dental Practice Entity any notes, checks, money orders, insurance payments and other instruments received in payment for professional services rendered; (iv) performance of all payroll functions; (v) preparing and submitting to the Dentist monthly operating data and quarterly financial reports with respect to the operations of each Dental Center; and (vi) paying all Dental Center Expenses, as set forth in Section 3.1. CDS and the Dental Practice Entity agree that the Dental Practice Entity shall be responsible for any accounts receivables for professional services rendered by the Dental Practice Entity.

         1.11 Operational Matters. To the extent not prohibited by applicable law and except as otherwise provided in this Agreement, CDS shall have discretion on all operational matters of the Dental Center.

         1.12     Disbursement of Funds.

                  (i) All monies collected for the Dental Practice Entity by CDS pursuant to Section 1.10 above shall be deposited into an account (the "Dental Practice Entity Account") with a bank whose deposits are insured with the Federal Deposit Corporation. The Dental Practice Entity Account shall contain the name of the "Dental Practice Entity," but CDS shall make all disbursements therefrom. In connection with the billing, collection and disbursement services to be provided by CDS under this Agreement, Dental Practice Entity hereby grants to CDS an exclusive irrevocable special power of attorney coupled with an interest and appoints CDS as Dental Practice Entity's exclusive true and lawful agent and attorney-in-fact. Upon the request of CDS, Dental Practice Entity shall execute



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                           any additional documents or instruments as may be
                           necessary to evidence or effect the special power of attorney granted to CDS by Dental Practice Entity. CDS shall account for all monies so disbursed from the Dental Practice Entity Account. From the funds collected and deposited by CDS in the Dental Practice Entity Account, CDS shall make the following disbursements promptly when payable in the order set forth below:

                           (a) All sums due and payable by CDS, as Center Expenses, as defined in Article III hereof, as well as fees payable to CDS pursuant to
                                    Article III hereof.

                           (b) All remaining sums owed to CDS from Dental Practice Entity.

                           (c) The remainder shall be paid to the Dental Practice Entity.

                  (ii) In the event the funds in the Dental Practice Entity Account will, at any time, be insufficient to cover current expenses, the Dental Practice Entity shall immediately, upon notification, provide sufficient funds to CDS to cover the same. CDS shall notify the Dental Practice Entity and CDS may advance to the Dental Practice Entity the necessary funds to pay current expenses for the benefit of the Dental Practice Entity, which advances will be deemed to be loans to the Dental Practice Entity to be repaid upon such terms and at such rate of interest as agreed to by the Dental Practice Entity and CDS, which indebtedness shall be deemed a Dental Center Expense for purposes of Article III hereof.

         1.13 Records. CDS will maintain on behalf of the Dental Practice Entity all files and records relating to the business operations of the Dental Center, including but not limited to accounting, billing, and collection records. However, the parties expressly acknowledge and agree that patient records shall at all times be and remain the property of and under the control of the Dentists and shall be stored at the Dental Practice Entity's facilities so that they are readily accessible for patient care. The management of all files and records shall comply with applicable state and federal statutes. CDS shall use its reasonable efforts to preserve the confidentiality of patient medical records and use information contained in such records only for the limited purpose necessary to perform the services set forth herein.

         1.14 Covenant Not to Compete. CDS agrees that during the term of this Agreement, CDS will not provide services and support for any other dental practice market area where the Dental Centers covered by this Agreement are located (the "Area of Dominant Influence") without the express written consent of the Dental Practice Entity.

         1.15 Non-Interference. CDS shall not influence or otherwise interfere with the exercise of a Dentists independent professional judgment and shall not exercise any control over any of the prohibited activities specifically set forth in the Georgia Statutes and Regulations relating to the practice of Dentistry.




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                  II. OBLIGATIONS OF THE DENTAL PRACTICE ENTITY

         2.1 Employment of Dentists and Rendering of Patient Care. Dental Practice Entity shall be solely responsible for the employment and professional supervision of all Dentist(s) affiliated with the Dental Practice Entity and all dental care rendered to patients shall be rendered by such Dentist(s). Additionally, the Dental Practice Entity shall be solely responsible for the employment of dental hygienists, if any, and for the professional supervision of such hygienists in their rendering of patient care.

         2.2 Professional Services. The Dental Practice Entity shall use and occupy the offices and facilities exclusively for the practice of dental services, and shall comply with all applicable local rules, ordinances and all standards of dental and dental care. It is expressly acknowledged by the parties that the dental practice conducted at each Dental Center shall be conducted solely by the Dentists associated with the Dental Practice Entity, and no other dentist shall be permitted to use or occupy the Dental Center. The Dental Practice Entity shall ensure that each dentist to provide dental services to patients is licensed by the state in which each Dental Center is located. In the event that any disciplinary, medical malpractice or other actions are initiated against any such dentist, the Dental Practice Entity shall immediately inform CDS of such action and the underlying facts and circumstances to the degree such information is not confidential by law. The Dental Practice Entity agrees to cooperate with and participate in quality assurance/utilization review programs established by licensed dental professional retained by CDS or mandated by accreditation and/or standards applicable to the practice of dentistry. Deficiencies discovered in the performance of any personnel or in the quality of professional services shall be reported immediately to CDS, and appropriate steps shall be taken by the Dental Practice Entity at once to remedy such deficiencies.

         2.3 Records. The Dental Practice Entity will keep or cause to be kept accurate, complete and timely medical and other records of all patients. Such records shall be sufficient to enable CDS, on behalf of the Dental Practice Entity, to obtain payment for the services provided by the Dentist.

         2.4 Certain Expenses and Reimbursements. The Dental Practice Entity shall be solely responsible for the cost of professional licensure fees and board certification fees, membership and professional associations, and continuing professional education incurred by the Dentist. The Dental Practice Entity agrees to reimburse CDS for the value of any grants or awards by CDS to any professional employee of Dental Practice Entity under CDS's Affiliated Professional Stock Option Plan, which must be approved in advance by the Dental Practice Entity, as calculated under the Black-Scholes Models or a similar model selected by CDS. In addition, the Dental Practice Entity shall be responsible for any other expenses and reimbursements set forth in this Agreement as the responsibility of the Dental Practice Entity.

         2.5 Professional Insurance Eligibility. Throughout this agreement, the Dental Practice Entity shall maintain professional liability insurance insuring each of its Dentists in amounts and through companies reasonably acceptable to CDS. Dental Practice Entity agrees to provide copies to CDS of insurance policies immediately upon request.

         2.6      [RESERVED]

         2.7 Confidentiality. The Dental Practice Entity agrees and acknowledges that all materials provided by CDS to the Dental Practice Entity constitute "Confidential Information" and disclosed in confidence and with the understanding that it constitutes valuable business information developed by CDS



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at great expenditures of time, effort, and money. The Dental Practice Entity further agrees that it shall not, directly or indirectly, without the express written consent of CDS, use or disclose such Confidential Information for any purpose than in connection with the services to be rendered hereunder. The Dental Practice Entity further agrees: (i) to keep strictly confidential and hold in trust all Confidential Information and not disclose such Confidential Information to any third party, including its affiliates without the express prior written consent of CDS; and (ii) to impose this obligation of Confidentiality on its affiliates, partners, employees and independent contractors. The Dental Practice Entity acknowledges that the disclosure of Confidential Information to it by CDS is done in reliance upon its representations and covenants in this Agreement. Upon expiration or termination of this Agreement by either party for any reason whatsoever, the Dental Practice Entity shall immediately return and shall cause its affiliates, partners, shareholders and independent contractors to immediately return to CDS all Confidential Information, and the Dental Practice Entity will not, and will cause its affiliates, partners, employees and independent contractors not to, thereafter use, appropriate or reproduce such Confidential Information. The Dental Practice Entity further expressly acknowledges and agrees that any such use, appropriation, or reproduction of any such Confidential Information by any of the foregoing after the expiration or termination of this Agreement will result in the injury to CDS, that the remedy at law for the foregoing would be inadequate, and that in the event of any such use, appropriation, or reproduction of any such Confidential Information after the termination or expiration of this Agreement, CDS, in addition to any other remedies or damages available to it, shall be entitled to injunctive or other equitable relief without the necessity of proving actual damages but such rights to relief shall not preclude CDS from other remedies which may be available to it hereunder.

         2.8 Employment Agreement. The parties recognize that the services to be provided by CDS are feasible only if the Dental Practice Entity operates an active dental practice to which it and each dentist associated with the Dental Practice Entity devote their full time and attention. The Dental Practice Entity will use its best efforts to cause each individual Dentist who is or becomes employed at each Dental Center after the date hereof to enter into an employment agreement, which will provide, among other things, that in the event of a breach of a Dentist's agreement that the Dentist shall not compete with the Dental Practice Entity, for a period of two years after termination of employment, and in the event of a breach, the Dental Practice Entity will be entitled to receive liquidated damages equaling the greater of (a) such Dentist's income, as shown on the W-2 form prepared by the Dentist, for the most recent year; or (b) $300,000. The Dental Practice Entity shall use its best efforts to enforce the agreement not-to-compete and collect the amount of liquidated damages from the breaching Dentist. Any liquidated damages collected by the Dental Practice Entity shall be considered Gross Revenue (as hereinafter defined). CDS shall be a third party beneficiary of each employment agreement entered into between the Dental Practice Entity and an individual Dentist.

         2.9 Exclusivity. Dental Practice Entity agrees that during the term of this Agreement that CDS shall have the exclusive right to provide services and support to any other dental practice opened by Dental Practice Entity after the date of this Agreement under mutually agreeable terms similar to the terms of this Agreement and that no other entity or person may provide services and support similar to CDS's to Dental Practice Entity unless CDS, in its sole discretion, consents in writing to the same.

         2.10 Operations. The Dental Practice Entity agrees not to cease operations, change its form of entity or change its ownership during the term of this Agreement.




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                           III. FINANCIAL ARRANGEMENTS

         3.1 Service and Support Fee: CDS shall receive fees as follows, subject to the provisions of Section 3.4 below:

                  (i) a Service and Support fee (the "S&S Fee") equal to the sum of that percentage of the Centers' monthly Gross Revenue set forth in Exhibit "A";

                  (ii) except as otherwise provided, the amounts to be paid to CDS under this Section 3.1 shall be payable monthly. The amounts shall be estimated based upon the previous month's operating results of the Dental Center. Adjustments to the estimated payments shall be made to reconcile actual amounts due under this
                           Section 3.1, by the end of the following month. Upon preparation of quarterly financial statements, final adjustments to the service fee for the quarter shall be made and any additional payments owing to CDS or the Dental Practice Entity shall then be made. Any audit adjustments shall be reflected in the calculations for the fourth quarter.

         3.2 Dental Center Expenses. So long as the Dentist Practice Entity is in full compliance with the terms hereof, CDS shall be responsible for the payment of all Dental Center Expenses, as defined below, during the term of this Agreement by the Dental Practice Entity, unless otherwise agreed to by the parties hereto.

         3.3 Definitions. For the purposes of this Agreement, the following definitions shall apply:

                  (i) "Dental Center Expenses" shall mean all operating and non-operating expenses incurred in the operation of the Dental Center, including, without limitation:

                           (a) Salaries, benefits, and other direct costs of all employees of CDS at the Dental Center, including dental assistants (but excluding all Dentists and Dental Hygienists);

                           (b) Direct costs of all employees or consultants of CDS who provide services at or in connection with the Dental Center required for improved clinic performance, such as work management, materials management, purchasing, charge and coding analysis, and business office consultation;

                           (c) Corporate overhead charges or any other expenses of CDS or any corporation affiliated with CDS other than the kind of items listed above;

                           (d) Personal property and intangible taxes assessed against CDS's assets used in connection with the operation of the Dental Center, commencing on the date of this Agreement;

                           (e) Interest expense on indebtedness incurred by CDS to finance any of its obligations hereunder or services provided hereunder;



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                           (f)      Malpractice insurance expenses and dentist
                                    recruitment expenses;

                           (g) Other expenses incurred by CDS in carrying out its obligations under this Agreement.

                           "Dental Center Expenses" shall not include:

                           (h)      Any federal or state income taxes;

                           (i)      Any bad debt and related expense; and

                           (j) Any expenses which are expressly designated herein as expenses or responsibilities of the Dental Practice Entity.

                  (ii) "Gross Revenue" shall mean all fees and charges recorded or booked each month (net of adjustments) by or on behalf of the Dental Practice Entity as a result of professional dental services personally furnished to patients by the Dentist or Hygienists and other fees or income generated in their capacity as a professional prior to any adjustments.

         3.4 Internally Developed Dental Centers. As an inducement to the Dental Practice Entity to extend this Services and Support Agreement to each separate dental office location ("Dental Center") internally developed by the Dental Practice Entity during the pendency of this Agreement, CDS shall pay to the Dental Practice Entity the sum of $50,000.00, or such other sum as negotiated in good faith between the parties, within thirty (30) days of commitment to the opening of such new internally developed Dental Center.


                           IV. INSURANCE AND INDEMNITY

         4.1 Insurance to be Maintained by the Dental Practice Entity. Throughout the term of this Agreement, the Dental Practice Entity shall maintain comprehensive professional liability insurance with limits of not less than $1,000,000 per claim and with aggregate policy limits of not less than $3,000,000 per dentist providing services at the Center and a separate limit for the Dental Practice Entity. The Dental Practice Entity shall be responsible for all such liabilities in excess of the limits of such policies. CDS agrees to negotiate for and cause premiums to be paid with respect to such insurance. Premiums and deductibles with respect to such policies shall be a Dental Center Expense.

         4.2 Insurance to be Maintained by CDS. Throughout the term of this Agreement, CDS will use reasonable efforts to provide and maintain, as a Dental Center Expense, (a) comprehensive professional liability insurance for any professional employees of CDS, except for Dentists and Hygienists, with limits as determined reasonable by CDS; and (b) comprehensive general liability and property insurance covering the Dental Center premises and operations.

         4.3 Tail Insurance Coverage. The Dental Practice Entity will cause each individual Dentist



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providing services at the Dental Center to enter into an agreement with the dental Entity that upon termination of such Dental Practice Entity's relationship with the Dentist, for any reason, tail insurance coverage will be purchased by each Dentist. Such provisions may be contained in employment agreements, restrictive covenant agreements or other agreements entered into by the Dental Practice Entity and the individual Dentists, and the Dental Practice Entity hereby covenants with CDS to enforce such provisions relating to the tail insurance coverage or to provide such coverage at the expense of the Dental Practice Entity.

         4.4 Additional Insureds. The Dental Practice Entity and CDS agree to use their reasonable efforts to have each other named as an additional insured on the others respective professional liability insurance programs.

         4.5 Indemnification. The Dental Practice Entity shall indemnify, hold harmless and defend CDS, its officers, directors, shareholders and employees, from and against any and all liability, loss, damage, claim, causes of action, and expenses (including reasonable attorneys' fees), whether or not covered by insurance, caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of medical or dental services or the performance of any intentional acts, negligent acts or omissions by the Dental Practice Entity and/or its affiliates, its shareholders, agents, employees and/or subcontractors (other than CDS) during the term of this Agreement. CDS shall indemnify, hold harmless and defend the Dental Practice Entity, directors, shareholders and employees, from and against any and all liability, loss, damage, claim, causes of action, and expenses (including reasonable attorneys' fees), caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of any intentional acts,, negligent acts or omissions by CDS and/or its shareholders, agents, employees and/or subcontractors (other than the Dental Practice Entity) during the term of this Agreement.

                             V. TERM AND TERMINATION

         5.1 Term of Agreement. This Agreement shall be for a forty (40) year term commencing on the date hereof which term shall automatically renew annually unless earlier terminated pursuant to the terms hereof.

         5.2 Termination by the Dental Practice Entity. The Dental Practice Entity may terminate this Agreement as follows:

                  (i) In the event of the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by CDS, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by CDS, except for the filing of a petition in involuntary bankruptcy against CDS which is dismissed within thirty (30) days thereafter, the Dental Practice Entity may give written notice of the immediate termination of this Agreement.

                  (ii) In the event CDS shall materially default in the performance of any duty or obligation imposed upon it by this Agreement and such default shall continue for a period of ninety (90) days after written notice thereof has been given to CDS by the Dental Practice Entity, the Dental Practice Entity may terminate this Agreement.



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         5.3      Termination by CDS. CDS may immediately terminate this
Agreement at its discretion, upon written notice, as follows:

                  (i) If the Dental Practice Entity becomes insolvent by reason of its inability to pay its debts as they mature; is adjudicated bankrupt or insolvent; files a petition in bankruptcy, reorganization or similar proceeding under the bankruptcy laws of the United States or shall have such a petition filed against it which is not discharged within thirty (30) days; has a receiver or other custodian, permanent or temporary, appointed for its business, assets or property; makes a general assignment for the benefit of creditors; has its bank accounts, property or accounts attached; has execution levied against its business or property; or voluntarily dissolves or liquidates or has a petition filed for corporate dissolution and such petition is not discussed with thirty (30) days;

                  (ii) If the Dental Practice Entity fails to comply with any provision of this Agreement, or any other agreement with CDS, and does not correct such failure within 30 days after written notice of such failure to comply is delivered by CDS; or

                  (iii) If CDS determines that any applicable state or federal legislation, regulation or rule may have an adverse effect on CDS's rights, remedies or discretion under this Agreement.

         5.4 Rights and Obligations After Termination. The parties agree that it may be difficult, if not impossible, to determine the amount of monetary damages that CDS would incur in the event of termination of this Agreement pursuant to Section 5.3, or termination by Dental Practice Entity, prior to the expiration of the term of this Agreement. However, the parties do agree that the monetary loss to CDS would be substantial. Accordingly, in the event of termination of this Agreement pursuant to Section 5.3 or by Dental Practice Entity, Dental Practice Entity agrees to pay to CDS liquidated damages in accordance with Exhibit "B" of this Agreement. If upon termination of this Agreement CDS consents in writing within ten (10) days to the Dental Practice Entity retaining possession of the Dental Centers and/or equipment, the amount of liquidated damages payable to CDS set forth in Exhibit "B" shall be decreased by 20% and Dental Practice Entity shall also assume all debts, obligations, contracts, and payables of CDS which relate solely to the performance of CDS's obligations under this Agreement. The Dental Practice Entity shall pay the liquidated damages amounts owed to CDS within thirty (30) days of written notice from CDS as to the amounts owed.

         5.5 Limitation of Liability. In no event shall CDS be liable to the Dental Practice Entity for any indirect, special or consequential damages or lost profits, arising out of or related to this Agreement or the performance or breach thereof, even if CDS has been advised of the possibility thereof.

         5.6 Patient Records. Upon termination of this Agreement, the Dental Practice Entity shall retain all patient dental records. During the term of this Agreement, and thereafter, the Dental Practice Entity or its designee shall have reasonable access during normal business hours to the Dental Practice Entity's and CDS's records, including, but not limited to, records of collections, expenses and disbursements as kept by CDS in performing CDS's obligations under this Agreement, and the Dental Practice Entity may



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copy any or all such records.

                               VI. ADVISORY BOARD

         6.1 Formation and Operation of the Advisory Board. The parties hereby establish a Advisory Board which shall be responsible for providing dispute resolution on certain matters and for developing and implementing management and administrative policies for the overall operation of the Dental Centers. The Advisory Board shall consist of two (2) members. CDS shall designate, in its sole discretion, one (1) member of the Advisory Board. Dental Practice Entity shall designate, in its sole discretion, one (1) member of the Advisory Board. The Advisory Board members selected by the Dental Practice Entity shall be full-time employees of the Dental Practice Entity engaged in the practice of dentistry. Each party's representatives to the Advisory Board shall have the authority to make decisions on behalf of the respective party. Except as may otherwise be provided, the act of a majority of the members of the Advisory Board shall be the act of the Advisory Board. In the event of a voting deadlock, a person mutually agreed upon by CDS and Dental Practice Entity shall be temporarily appointed to the Advisory Board within five (5) days for the sole purpose of casting a deciding vote. The decisions, resolutions, actions, or recommendations of the Advisory Board shall be implemented by CDS or Dental Practice Entity as appropriate.

         6.2 Duties and Responsibilities of the Advisory Board. The Advisory Board shall review, evaluate and make recommendations concerning the following matters:

                  (a) Capital Improvements and Expansion. Any renovation and expansion plans and capital equipment expenditures with respect to each Dental Center shall be reviewed by the Advisory Board which shall make recommendations to CDS with respect to proposed changes therein. Such renovation and expansion plans and capital equipment expenditures shall be based upon economic feasibility, dental support, productivity and then current market conditions.

                  (b) Ancillary Services. The Advisory Board shall advise CDS and Dental Practice Entity with respect to Dental Practice Entity provided ancillary services concerning the pricing, access to and quality of such services.

                  (c) Provider and Payor Relationships. The Advisory Board shall review and make recommendations to CDS and Dental Practice Entity regarding the establishment or maintenance of relationships with institutional health care providers and third-party payors. The Advisory Board shall also advise CDS and Dental Practice Entity concerning discounted fee schedules, including capitated fee arrangements, and shall allocate revenue generated from capitation contracts.

                  (d) Strategic Planning. The Advisory Board shall advise CDS concerning development of long-term strategic planning objectives for the Centers.

                  (e) Capital Expenditures. The Advisory Board shall advise CDS concerning the priority of major capital expenditures.

                  (f) Fee Dispute Resolution. At the request of CDS, the Advisory Board shall advise CDS with respect to any dispute concerning a set-off or reduction in Service and Support Fees.

                  (g) Grievance Referrals. The Advisory Board shall consider and make recommendations to CDS and Dental Practice Entity regarding grievances pertaining to matters not specifically addressed in this Services and Support Agreement as referred to it by CDS or Dental Practice Entity's Board of Directors.

         Notwithstanding any contrary provision of this Agreement, it is acknowledged and agreed that recommendations of the Advisory Board are intended for the advice and guidance of CDS and Dental Practice Entity and that the Advisory Board does not have the power to bind CDS and Dental Practice Entity. Where discretion with respect to any matter is vested in CDS or Dental Practice Entity under the terms of this Agreement, CDS or Dental Practice Entity as the case may be, shall have ultimate responsibility for the exercise of such discretion, notwithstanding any recommendations of the Advisory Board. CDS and Dental Practice Entity shall, however, take such recommendations of the Advisory Board into account in good faith in the exercise of such discretion.

         6.3 Dental Decisions. Despite the above listing of activities and areas of interest, all dental decisions and related decisions required by applicable law to be made solely by dentists will be made solely by the Dentists, but non-dental members of the Advisory Board may participate in the discussion process. The dental members of the Advisory Board shall have exclusive authority to review and resolve issues related to:

                  (a)      Types and levels of dental services to be provided;

                  (b) Recruitment of dentists and dental hygienists to the Dental Practice Entity, including the specific qualifications and specialties of recruited dentists and dental hygienists;

                  (c)      Fee schedules;

                  (d)      Any dental related functions; and

                  (e) Any other decisions required by applicable law to be made solely by dentists and not by non-dentists.

         6.4 Meetings of the Advisory Board. The Advisory Board shall meet on a regular basis as mutually agreed by the parties. A special meeting of the Advisory Board may be called by either the Dental Practice Entity or CDS upon five (5) business days notice.

                           VII. INDEPENDENT CONTRACTOR

         7.1 Dental Practice Entity's Control Over Professional Services. Notwithstanding the duties and responsibilities granted to CDS herein, CDS and the Dental Practice Entity agrees that the affiliated Dentist, personally or through any of his professional employees or agents, shall have complete control or supervision over the provision of all professional services, with the sole authority to direct the professional, and ethical aspects of his dental practice and to select the course of treatment for a patient or the manner in which such treatment is carried out. CDS will have no authority, directly or indirectly, to perform, and will not perform, any dental function, nor shall CDS have any care, custody or control over the use of any dental equipment being used for the provision of dental services or the practice of dentistry.

         7.2 Independent Relationship. The Dental Practice Entity and CDS intend to act and perform as independent contractors, and the provisions hereof are not intended to create any partnership, joint venture, agency or employment relationship between the parties. The Dental Practice Entity will not have any claim under this Agreement, or otherwise, against CDS for vacation pay, sick leave, unemployment insurance, worker's compensation, disability benefits or employee benefits of any kind.

         7.3 Other Professionals. No provision of this Agreement is intended to limit CDS's right, authority, or ability under applicable law to contract with other physicians, or to employ, contract with, or enter into any partnership or joint venture with any health care professional.

                            VIII. GENERAL PROVISIONS

         8.1 Assignment. CDS shall have the right to assign its rights hereunder to any person, firm or corporation under common control with CDS. Except as set forth above, neither CDS nor the Dental Practice Entity shall have the right to assign their respective rights and obligations hereunder without the written consent of the other party. Subject to this provision, this Agreement shall be binding upon the parties hereto, and their successors and assigns.

         8.2 Whole Agreement; Modification. There are no other agreements or understandings, written or oral, between the parties regarding this Agreement, the Exhibits and the Schedules, other than as set forth herein. The Agreement shall not be modified or amended except by a written document executed by both parties to this Agreement, and such written modification(s) shall be attached hereto.

         8.3 Notices. All notices required or permitted by this Agreement shall be in writing and shall be addressed as follows:

         To CDS:                    Coast Dental Services, Inc.
                                    6200 Courtney Campbell Causeway
                                    Suite 690
                                    Tampa, Florida 33607
                                    Attn: Terek Diasti

         With a copy to:            Darrell C. Smith, Esquire
                                    c/o Shumaker, Loop & Kendrick
                                    101 E. Kennedy Boulevard
                                    Suite 2800
                                    Tampa, Florida 33602

         To the                     Coast Dental Southeast, P.A.
         Dental Practice Entity:    6200 Courtney Campbell Causeway
                                    Suite 690
                                    Tampa, Florida 33607

or to such other address as either party shall notify the other.




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
         8.4 Waiver of Provisions. Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

         8.5 Governing Law. The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the state of Georgia. The parties acknowledge that CDS is not authorized or qualified to engage in any activity which may be construed or deemed to constitute the practice of dentistry. To the extent any act or service required of CDS in this Agreement should be construed or deemed, by any governmental authority, agency or court to constitute the practice of dentistry, the performance of said act or service by CDS shall be deemed waived and forever unenforceable and the provisions of Section 8.12 shall be applicable.

         8.6 Events Excusing Performance. Neither party shall be liable to the other party for failure to perform any of the services required herein in the event of strikes, lock-outs, calamities, acts of God, unavailability of supplies or other events over which that party has no control for so long as such events continue, and for a reasonable period of time thereafter.

         8.7 Compliance with Applicable Laws. Both parties shall comply with all applicable federal, state and local laws, regulations and restrictions in the conduct of their obligations under this Agreement.

         8.8 Severability. The provisions of this Agreement shall be deemed severable and if any portion shall be held invalid, illegal or unenforceable for any reason, the remainder of this Agreement shall be effective and binding upon the parties.

         8.9 Additional Documents. Each of the parties hereto agrees to execute any document or documents that may be requested from time to time by the other party to implement or complete such party's obligations pursuant to this Agreement.

         8.10 Attorneys' Fees. If legal action is commenced by either party to enforce or defend its rights under this Agreement, the prevailing party in such action shall be entitled to recover its costs and reasonable attorneys' fees in addition to any other relief granted.

         8.11 Confidentiality. Neither party hereto shall disseminate or release to any third party any information regarding any provision of this Agreement, or any financial information regarding the other (past, present or future) that was obtained by the other in the course of the negotiation of this Agreement or in the course of the performance of this Agreement, without the other party's written approval; provided, however, the foregoing shall not apply to information which is required to be disclosed by law including securities laws, or pursuant to court order.

         8.12 Contract Modifications For Legal Events. In the event any state or federal laws or regulations, now existing or enacted or promulgated after the effective date of this Agreement, are interpreted by judicial decision, a regulatory agency or legal counsel for both parties in such a manner as to indicate that the structure of this Agreement may be in violation of such laws or regulations, the Dental Practice Entity and CDS shall amend this Agreement as necessary to comply with the same. To the maximum extent possible, any such amendment shall preserve the underlying economic and financial arrangements between the Dental Practice Entity and CDS, or CDS shall have the right to terminate this agreement immediately upon written notice to Dental Practice Entity.

         8.13 Remedies Cumulative. Except as set forth in Section 5.4, no remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

         8.14 Language Construction. The language in all parts of this Agreement be construed, in all cases, according to parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

         8.15 No Obligation to Third Parties. None of the obligations and duties of CDS or the Dental Practice Entity under this Agreement shall in any way or in any manner be deemed to create any obligation of CDS or of the Dental Practice Entity to, or any rights in, any person or entity not a party to this Agreement.

         8.16 Legal Representation. The law firm of Shumaker, Loop & Kendrick represents CDS in this matter and not the Dental Practice Entity.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WITNESSES AS TO BOTH PARTIES            THE DENTAL PRACTICE ENTITY:

                                        COAST DENTAL SOUTHEAST, P.A.


                                          /s/ Adam Diasti
                                        ----------------------------------------
                                        By:    Adam Diasti
----------------------------            Title: President


----------------------------
                                        CDS:

                                        COAST DENTAL SERVICES, INC.


                                        By: /s/ Terek Diasti
                                           -------------------------------------
                                        Terek Diasti, Chief Executive Officer






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
                                   EXHIBIT "A"


                              MONTHLY SERVICES AND
                             SUPPORT FEE PERCENTAGE

                           Seventy-four percent (74%)
                        of Center Monthly Gross Revenues








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
                                   EXHIBIT "B"


                               LIQUIDATED DAMAGES



         The liquidated damages payable by the Dental Practice Entity to the Company shall be that sum which is equal to $2,000,000.00 per Dentist employed by the Dental Practice Entity at the time of termination of the Agreement.










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